Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-18962, 333-5709 and 333-50749 on Form S-3 and Registration Statement Nos. 33-91340 and 33-92918 on Form S-8 of Energy Conversion Devices, Inc., of our report dated October 8, 1998, appearing in this Annual Report on Form 10-K of Energy Conversion Devices, Inc. for the year ended June 30, 1998.





Deloitte & Touche LLP
Detroit, Michigan

October 8, 1998